EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120040 on Form S-3 and Registration Statement Nos. 333-116896, 333-116894, 333-118055, 333-58832, 333-58836, and 333-58840 on Form S-8 of our report dated April 18, 2005, relating to the financial statements and financial statement schedule of UTi Worldwide Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of UTi Worldwide Inc. for the year ended January 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
April 18, 2005